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                             CONTRIBUTION AGREEMENT




         THIS CONTRIBUTION AGREEMENT (the "Agreement") made this 5th day of March, 1996, by and between RESOURCE LEASING, INC. ("RLI"), a Delaware corporation and ABRAHAM BERNSTEIN ("BERNSTEIN").
         WHEREAS, Bernstein is experienced in the business of leasing equipment the cost of which is generally under $50,000 ("Small Ticket Leasing").
         WHEREAS, RLI and Bernstein desire to conduct all of their future business in the Small Ticket Leasing field through a newly-formed corporation in which RLI will own all of the initial equity and of which Bernstein initially will be the chairman, chief executive officer and president and will own stock options.
         NOW, THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:
         1. Formation of Newco. RLI will promptly form a new corporation ("Newco") under the laws of the Commonwealth of Pennsylvania or the State of Delaware (depending on tax and name availability considerations), having authorized capital stock consisting solely of 20,000,000 shares of Common Stock, par value $.01 per share, and having Articles and Bylaws in the form attached hereto as Exhibit A and Exhibit B, (which may be changed in a way not adverse to Bernstein solely depending on the state of incorporation) respectively. RLI will contribute to Newco the sum of Two Million Dollars ($2,000,000) in cash (promptly as such cash may be required by the Company), and the right to use the name of "Fidelity Leasing." In exchange, RLI will receive nine million (9,000,000) shares of stock of Newco, which will be all of its initial outstanding stock. RLI will cause FLC to change its name to F.L. Partnership Management, Inc. or such other name as shall be selected by its Board of Directors, and will advise FLC's limited partners, creditors and others that it is operating under a new name. Newco will change its name to Fidelity Leasing, Inc. or such other name as shall be selected by its Board of Directors. Promptly upon the formation of Newco, the parties will execute an Employment Agreement in the form of Exhibit F, hereto. Promptly upon the formation of Newco, Bernstein will be elected to the Board of Directors of Newco, and RLI shall thereafter vote in favor of his remaining as a Director until his Employment Agreement terminates.


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         2.  Stock Options.
                (a) Bernstein Plan. Newco will promptly adopt a 1996-1 Key Employee Stock Option Plan (the "Bernstein Stock Option Plan") substantially in the form of Exhibit C hereto. One million (1,000,000) shares will be authorized by Newco and made subject to the Bernstein Stock Option Plan. Upon adoption of the Bernstein Stock Option Plan, Newco will immediately grant to Bernstein an option with respect to one million (1,000,000) shares of Newco stock at $.22 per share pursuant to a Grant of Incentive Stock Options substantially in the form of Exhibit D hereto ("the Bernstein Option Grant").
                (b) Employee Plan. Within thirty (30) days of the date hereof, Newco will adopt a 1996-2 Key Employee Stock Option Plan in a form similar to that in Exhibit C hereto except that it may differ materially with respect to
Section 7(g) (the "Employee Stock Option Plan"). Five Hundred Thousand (500,000) shares will be authorized by Newco and made subject to the Employee Stock Option Plan. Grants under the Employee Stock Option Plan may contain such provisions as the Board of Directors of Newco, through the Committee (as defined in the Employee Stock Option Plan), may prescribe, but it is the intention of Newco that such grants to employees other than Bernstein will not contain the adjustment provisions set forth in Section 5 of Exhibit B.
                (c) Anti-Dilution of Bernstein's Interest. In the case of any sale or issuance of stock by Newco ("additional issuance") to anyone (including any issuance pursuant to the exercise of conversion, exchange, option, warrant or other rights) other than RLI (pursuant to Section 1) or Bernstein (pursuant to Section 5 of the Bernstein Stock Option Grant), at any time prior to closing an initial public offering of Newco common stock, Bernstein will be entitled to additional stock options, which may be issued under the 1996-2 Key Employee Stock Option Plan (or a different stock option plan adopted for this purpose) in an amount calculated to allow him to maintain a ten percent (10%) ownership in the total common stock equity in Newco (excluding from such 10% calculation any shares or options issued pursuant to the 1996-2 Key Employee Stock Option Plan) and shall be at an exercise price equal to the price paid or value received for the stock in the additional issuance; provided, however, that if such price paid or value received is below the "fair market value" of Newco stock as defined in the 1996-2 Key Employee Stock Option Plan, Bernstein may elect to either (i) receive the additional options as incentive stock options at "fair market value," or (ii) receive the additional options as non-qualified options at the price paid or value received for the stock to which the additional issuance relates.
        3. Bernstein's Right to Sell or Put RLI Shares.
                (a) If Newco common stock is registered under the Securities Exchange Act of 1934 ("publicly held"). At Closing, Newco and Bernstein will enter into a Registration Rights Agreement substantially in the form of Exhibit E hereto which will provide Bernstein certain registration rights, following the fourth anniversary of this Agreement, to sell fully registered shares then owned by Bernstein.

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                (b) If Newco is not a public company.
                       (i) At any time during the fifth year after the date hereof, if Newco is not then publicly held, Bernstein shall have the right, following written notice as described hereinbelow, to require Newco to purchase, and Newco shall purchase from Bernstein, for cash up to 25% of the number of shares originally subject to (including any adjustments pursuant thereto) the Bernstein Option Grant (the "Bernstein Option Shareholdings") at a price equal to ten times the After Tax Earnings (as defined below) per share of Newco for the last fiscal year ended prior to the giving of notice by Bernstein ("Per Share Purchase Price"). After Tax Earnings shall mean the before tax earnings of Newco determined by Newco's independent auditors in accordance with generally acceptable accounting principles consistently applied adjusted for the taxes that would be payable if Newco were a corporation that filed a separate tax return;
                       (ii) At any time during the sixth year after the date hereof if Newco is not then publicly held, Bernstein shall have the right to require Newco to purchase, and Newco shall purchase from Bernstein, for cash up to 50% of the Bernstein Option Shareholdings less any amount already sold pursuant to Section 3(b)(i) hereof, at the Per Share Purchase Price;
                       (iii) At any time during the seventh year after the date hereof if Newco is not then publicly held, Bernstein shall have the right to require Newco to purchase, and Newco shall purchase from Bernstein, for cash up to 75% of the Bernstein Option Shareholdings less any amount already sold pursuant to Sections 3(b)(i) and (ii) hereof at the Per Share Purchase Price;
                       (iv) At any time during the eighth year after the date hereof if Newco is not then publicly held, Bernstein shall have the right to require Newco to purchase, and Newco shall purchase from Bernstein for cash, any or all of his Newco shares at the Per Share Purchase Price;
                Provided, however, that
                (A) all such purchase obligations under Sections 3(b)(i)-(iii), above, shall be subordinated to those obligations of Newco to its outside creditors outstanding prior to receipt by Newco of notice from Bernstein exercising his rights hereunder;
                (B) any of Newco's obligations due in each of the fifth, sixth and seventh years under Sections 3(b)(i)-(iii), above, in excess of Five Hundred Thousand Dollars ($500,000), may be deferred to the next following year, provided that in no event shall the maximum amount payable in the sixth and seventh year be more than Five Hundred Thousand Dollars ($500,000), and the balance shall be due in the eighth year along with other amounts due in that year under (iv), above;
                (C) in no event shall any deferred amounts subject to Paragraph
(B), above, be forgiven or otherwise deemed not to be due and owing Bernstein as a result of Newco's becoming publicly held after the date of original incurrence of such obligation.

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         4. Agreement as to Inter-Company Expenses. RLI agrees that all transactions between Newco and RLI, or any affiliate of RLI, shall be conducted on terms reasonably compared to those that would prevail in the case of commercial transactions between unrelated parties.
         5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, when telecopied with acknowledgement of receipt (which may also be by telecopy)) or when deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid and addressed as set forth below:
                If to RLI:

                Resource Leasing, Inc.
                1521 Locust Street
                Philadelphia, PA  19102
                Attn:  Freddie Kotek



                If to Bernstein:

                Abraham Bernstein
                1830 Rittenhouse Square
                Philadelphia, PA  19103
                Facsimile: 215-569-8228


                                           RESOURCE LEASING, INC.

                                           By:___________________________



                                           ______________________________

                                           Abraham Bernstein